UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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Duratek, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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10100 Old Columbia Road
Columbia, Maryland 21046

Vote FOR the Proposed Merger with EnergySolutions, LLC
On the Enclosed Proxy Form Today

May 16, 2006

Dear Fellow Duratek Stockholder:

You recently received our proxy statement detailing the proposed acquisition of Duratek by EnergySolutions. Duratek stockholders will receive $22.00 in cash for each share of common stock they own.

Your Board unanimously recommends that stockholders approve the proposed merger at the June 6th special meeting of stockholders. We urge you to read the proxy statement carefully and vote FOR the merger by signing, dating, and returning the enclosed proxy form today. We expect the merger to close promptly after the stockholders’ meeting.

To assist you in making your decision, we have posted an investor presentation on Duratek’s website at www.duratekinc.com. This presentation outlines the many reasons your Board believes the proposed acquisition of Duratek by EnergySolutions is in the best interests of our stockholders.

The Merger with EnergySolutions
Is the Right Choice for Duratek Stockholders

We view EnergySolutions, a privately held company, as a unique acquirer for Duratek. It has a keen strategic interest in the Company, is in a strong financial position, and is willing and able to fully value the Company in this transaction.

Your Board is confident our negotiations with EnergySolutions have produced the best acquisition terms available for Duratek stockholders. The $22.00 merger price represents a 25.7% premium to the trading price on the date preceding the merger announcement and a 36.7% premium over the average trading price of the 90-day period preceding the announcement.

Page 2 — Letter to Duratek Stockholders

The merger price offers stockholders certain value now at an attractive level. In contrast, Duratek’s continued operation as a stand-alone company presents stockholders with uncertainty and risk. The nature of our business and the markets we serve have made it historically difficult to predict financial results and the timing of new business awards. During the past year, Duratek has encountered increasing challenges to its efforts to maintain and grow its core business. Future growth will need to come from new markets and new lines of business where the Company’s performance is untested. As a result, we expect our performance in the near and intermediate term to face considerable risk. For these reasons, your Board believes the decision to sell the Company to EnergySolutions now at a significant premium is the right choice for Duratek stockholders.

Your Board unanimously urges you to vote FOR the proposed merger on the enclosed proxy. To be approved, the proposed merger needs the affirmative vote of the majority of outstanding shares. Remember: Not voting at all, or voting “Abstain”, will have the same effect as a vote against the merger. Please vote FOR the merger today.

Thank you for your consideration and support.

On behalf of the Board of Directors,

Admiral Bruce DeMars	Robert E. Prince
Chairman of the Board	President and Chief Executive Officer

If you need assistance in voting your shares, please contact:

Georgeson Stockholder Communications, Inc.
17 State Street, 10th Floor
New York, New York 10004
Banks and Brokers Call: (212) 440-9800
All Others Call: (800) 868-1381